AMENDED AND RESTATED

CERTIFICATE of INCORPORATION

of

AUTOINFO, INC.

ARTICLE I

The name of this corporation is AutoInfo, Inc.

ARTICLE II

The address of this corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The registered agent in charge thereof is Corporation Service Company.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.001 per share.

ARTICLE V

The corporation is to have a perpetual existence.

ARTICLE VI

Except as otherwise provided in this certificate of incorporation or in the by-laws of the corporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the by-laws of the corporation.

ARTICLE VII

Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE VIII

(A)         Prudent Conduct of Officers and Directors. No person shall be liable to the corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the corporation in good faith, if such person exercised or used the same degree of care and skill as a prudent man would have exercised or used in the circumstances in the conduct of his own affairs.

(B)          Interested Party Contracts.

1.     No contract or other transaction between the corporation and any other corporation and no other act of the corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors of the corporation are pecuniary or otherwise interested in, or are directors or officers of, such other corporation. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

2.      Any director of the corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniary or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he individually or as a member of such firm or association is such a party or so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and in any case described in this paragraph, any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract.

3.     To the fullest extent permitted by law, the corporation hereby renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, the following specified classes of business opportunities (the “Specified Opportunities”) that may become available to an officer, stockholder or member of the Board of Directors that is not then an employee of the corporation or one of its subsidiaries (a “Non-Employee Person”):

(a)     any business or corporate opportunity offered to or originated by a Non-Employee Person that is not expressly offered to such person solely in his or her capacity as an officer or director of the corporation; and

(b)      any business or corporate opportunity that is offered to the corporation by any investment bank, broker, auction process or other similar means unless such opportunity is solely offered to the corporation and not to any other person or entity.

To the fullest extent permitted by law, (i) the corporation waives any claim that it may have that any Specified Opportunity constituted a corporate opportunity that should have been presented to the corporation or any of its subsidiaries by a Non-Employee Person even if such Specified Opportunity relates to the current or anticipated business of the corporation or any of its subsidiaries; (ii) a Non-Employee Person shall have no fiduciary duty to offer any Specified Opportunity to the corporation or otherwise; and (iii) a Non-Employee Person may in an individual capacity, or on behalf of another person or entity, pursue, refer, or take advantage of, any Specified Opportunity. Any repeal or modification of this Section VIII(B)(3) shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

(C)          Indemnification of Officers and Directors. The corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the corporation may serve or at any time have served as directors or officers of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which they, or any of them, are made parties or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit, or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, By-law, agreement, vote of stockholders or otherwise.

(D)         Limitation of Director Liability.

1.            No director of this corporation shall be personally liable to this corporation or its stockholders or members for monetary damages for an act or omission in the director’s capacity as a director; provided that this provision shall not eliminate or limit the liability of a director for:

(a)     a breach of a director’s duty of loyalty to the corporation or its stockholders or members;

(b)     an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(c)     a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(d)     an act or omission for which the liability of a director is expressly provided for by statute; or

(e)     an act related to an unlawful stock repurchase or payment of a dividend.

2.            If the DGCL or any other applicable laws are amended or adopted to authorize corporation action further limiting or eliminating the personal liability of directors, then the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by any such law, as so amended or adopted. No amendment or repeal of this ARTICLE VIII shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This corporation shall, to the fullest extent permitted by Delaware law, as in effect from time to time, indemnify all persons who are or were directors of this corporation.

ARTICLE IX

The corporation expressly elects not be governed by Section 203 of the DGCL.

ARTICLE X

The corporation reserves the right to alter, amend, or rescind any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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